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                                                                    EXHIBIT 10.5

                         NON-NEGOTIABLE PROMISSORY NOTE

$1,000,000.00                                                      July 27, 2001
                                                                DENVER, COLORADO

         FOR VALUE RECEIVED, the undersigned, TREMONT CORPORATION, a Delaware corporation ("Maker"), promises to pay to the order of J. LANDIS MARTIN ("Executive"), at the offices of Maker at 1999 Broadway, Suite 4300, Denver, CO 80202 or such other place as Executive may designate in writing to Maker, the principal sum of ONE MILLION DOLLARS ($1,000,000.00) of United States funds, or, if less, so much thereof as may be outstanding from time to time, plus interest as hereinafter provided.

         Maker hereby promises to pay to Executive the unpaid principal amount in five (5) equal annual installments on June 12 of each year commencing on June 12, 2002, with all unpaid principal and interest due and payable on June 12, 2006 (the "Maturity Date"); provided, however, if the payment of such amount at such time would not be deductible to Maker for tax purposes under the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision, Maker may defer such payment until the earliest time at which the payment of such amount would be deductible by Maker. Maker, acting through its Management Development & Compensation Committee, may elect, in its sole discretion, to make payment of all or any portion of the principal prior to the Maturity Date without penalty or premium.

         Maker hereby promises to pay interest on the unpaid principal amount hereof at a rate per annum equal to seven percent (7.0%) from June 12, 2001 up to and including the date of payment. Interest accrued on the unpaid principal shall be payable at the time of payment to Executive of each annual installment of principal pursuant to the immediately preceding paragraph. Interest accrued pursuant to this paragraph shall compound on a semi-annual basis on January 1 and July 1 and shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 or 366 days, as applicable. Overdue principal and, to the extent permitted by law, overdue interest, shall bear interest payable on DEMAND at a rate of ten percent (10%) per annum from the date payment was due until and including the date actually paid (it being recognized that any principal or interest the payment of which is deferred by Maker pursuant to the proviso of the immediately preceding paragraph for tax reasons shall nevertheless be regarded as overdue).

         In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently made by Maker or inadvertently received by Executive, then such excess sum shall be credited as a payment of principal, unless Maker shall notify Executive in writing that it elects to have such excess sum returned forthwith. It is the express intent of the parties that Maker not pay and Executive not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by Maker under applicable law.



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         Maker shall withhold from any amounts paid to Executive pursuant to this Note, in the year such amount is paid to Executive, or from any salary, bonus or other compensatory payment made to Executive as Maker in its sole discretion may determine, such amounts as are required by law to be withheld pursuant to any applicable withholding requirements.

         All parties now or hereafter liable with respect to this Note, whether Maker, any guarantor, endorser, or any other person, hereby waive presentment for payment, demand, notice of non-payment or dishonor, protest and notice of protest.

         No delay or omission on the part of Executive or any holder hereof in exercising his or its rights under this Note or course of conduct relating thereto, shall operate as a waiver of such rights or any other right of Executive or any holder hereof, nor shall any waiver of any such right or rights on any one occasion be deemed a bar to, or waiver of, the same right or rights on any future occasion.

         Maker promises to pay all reasonable costs of collection, including attorneys' fees and expenses, should this Note be collected by or through an attorney-at-law or under advice therefrom.

         Time is of the essence of this Note.

         This Note is non-negotiable.

         This Note shall be construed in accordance with and governed by the internal laws of the state of Colorado.

         IN WITNESS WHEREOF, Maker has executed this Note on the day and year first above written, but with effect as of June 12, 2001.


                                             MAKER:

                                             TREMONT CORPORATION




                                             By: /s/Robert E Musgraves
                                                --------------------------------

                                             Its: Vice President
                                                 -------------------------------



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